U.S. Shipping Partners L.P. Reports Third Quarter 2007 Financial Results

Declares Q3 Distribution of $0.45 per Unit

EDISON, NJ -- 11/07/2007 -- U.S. Shipping Partners L.P. (NYSE: USS) (the "Partnership") today reported its financial results for its third quarter ended September 30, 2007.

Three Months Ended September 30, 2007

The Partnership had a net loss for the quarter ended September 30, 2007 of $2.0 million compared to a net loss of $0.4 million for the quarter ended September 30, 2006. Operating income was $3.9 million for the third quarter of 2007 compared to $4.1 million for the same period in 2006. The net loss per basic and diluted limited partnership unit for the 2007 third quarter was $0.11 compared to a net loss per basic and diluted limited partnership unit of $0.02 for the 2006 third quarter.

Revenues for the quarter ended September 30, 2007 increased $7.1 million to $45.6 million from $38.5 million for the same quarter of 2006. The increase was due primarily to an increase in charter rates and an increase in the number of days worked, which together contributed an additional $7.1 million of revenues. The addition of the ATB Freeport, our new articulated tug barge ("ATB"), which was placed in service in July 2007, contributed $3.5 million in revenues. These increases were offset by a $3.5 million decrease in revenues for the ITB Baltimore due to its scheduled drydocking, which commenced in June, as well as the extension of its out of service period that was required to repair damages it sustained while in the shipyard after completing its drydocking during Hurricane Dean. The repairs caused the ITB Baltimore to be out of service for 36 days in the third quarter and 25 days in October, for a total of 61 days. Although approximately $2.5 million of the $2.6 million cost of the repairs is covered by insurance, the Partnership does not carry off-hire insurance covering the period of time the vessel was out of service. The increase in revenues was offset by increases in voyage expenses of $5.4 million, depreciation and amortization expense of $1.6 million and vessel operating expenses of $0.3 million. The increase in voyage expenses was due primarily to the addition of the ATB Freeport, which increased voyage expenses by $1.2 million and increases in port and fuel charges which increased voyage expenses by $1.3 million and $2.8 million, respectively. The $1.6 million increase in depreciation and amortization expense was primarily due to $0.8 million attributable to the addition of the ATB Freeport and $1.0 million attributable to additional amortization of drydock expenditures, which correspond with the timing of scheduled drydocks. The addition of the ATB Freeport accounted for additional vessel operating expenses of $2.0 million and increases in crew wages and benefits contributed $0.6 million. A new collective bargaining agreement with the American Maritime Officers union, which covers the officers of the Partnership's vessels, ratified during the third quarter of 2007 drove the increase in crew wages and benefits. These increases were offset by decreases in repairs and maintenance expenses and supplies expenses of $1.7 million and $0.6 million, respectively.

General and administrative expenses were $3.7 million for each of the quarters ended September 30, 2007 and 2006. Interest expense increased by $3.2 million for the quarter ended September 30, 2007 compared to the quarter ended September 30, 2006, due to increased borrowings and higher interest rates. This increase in interest expense was partially offset by an increase in interest income of $0.4 million on the Partnership's restricted cash accounts. The restricted cash accounts consist of two escrow accounts which were established as part of the Partnership's 2006 debt and equity financings to fund the construction of three new ATBs and the Partnership's remaining committed equity contributions to the joint venture entered into by the Partnership in 2006 to construct new product tankers (the "Joint Venture"). Interest income will decrease as funds in these escrow accounts are used to fund the construction of the three new ATBs and the Partnership's equity contributions to the Joint Venture. In the quarter ended September 30, 2007, the Partnership also recorded $0.2 million of losses in connection with the derivative financial instruments held by the Joint Venture.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") increased by $1.8 million to $13.9 million for the quarter ended September 30, 2007 from $12.1 million for the comparable period in 2006. The increase was primarily due to the increase in revenues of $7.1 million offset by increases in voyage expenses and vessel operating expenses of $5.4 million and $0.3 million, respectively. EBITDA for the 2007 quarter reflects a $0.2 million loss on derivative financial instruments, compared to a $1.9 million gain on derivative financial instruments recorded in the 2006 quarter. EBITDA in the 2006 third quarter was also impacted by a non-recurring $2.5 million loss on debt extinguishment. EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Nine Months Ended September 30, 2007

The Partnership's net income for the nine months ended September 30, 2007 was $6.2 million compared to $6.8 million for the nine months ended September 30, 2006. Operating income (excluding a $3.5 million contract settlement paid to the Partnership) was $17.0 million for the first nine months of 2007 compared to $15.0 million in the same period in 2006. Net income per basic and diluted limited partnership unit for the nine months ended September 30, 2007 was $0.33, compared to $0.45 for the nine months ended September 30, 2006. The financial results for 2007 were impacted favorably by the contract settlement discussed above of $3.5 million included in "Other Income" during the period, or $0.19 per basic and diluted limited partnership unit.

Revenues for the nine months ended September 30, 2007 increased $19.9 million to $133.3 million from $113.3 million for the same period in 2006. The increase was due to the addition of the Sea Venture, which was placed in service in June 2006 and contributed an additional $6.6 million in revenues for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, the addition of the ATB Freeport, which accounted for an additional $3.5 million in revenues, and an increase in charter rates and the number of days worked, which together contributed an additional $13.3 million of revenues. These increases were offset by a $3.5 million decrease in revenues for the ITB Baltimore due to its scheduled drydocking, which commenced in June, as well as the extension of its out of service period that was required to repair damages it sustained while in the shipyard after completing its drydocking during Hurricane Dean. The repairs caused the ITB Baltimore to be out of service for 36 days in the third quarter and 25 days in October, for a total of 61 days. Although approximately $2.5 million of the $2.6 million cost of the repairs is covered by insurance, the Partnership does not carry off-hire insurance covering the period of time the vessel was out of service. The increase in revenues was partially offset by an increase in voyage expenses of $6.4 million, depreciation and amortization expense of $4.9 million and vessel operating expenses of $4.6 million. The addition of the Sea Venture and the ATB Freeport accounted for additional voyage expenses of $1.5 million and $1.2 million, respectively, and increases in port and fuel charges increased voyage expenses by $1.3 million and $2.4 million, respectively. The increase in depreciation and amortization expense is primarily due to $1.8 million and $0.8 million attributable to the addition of the Sea Venture and the ATB Freeport, respectively, and $2.4 million attributable to additional amortization of drydock expenditures, which correspond with the timing of scheduled drydocks. The increase in vessel operating expenses is primarily due to the addition of the Sea Venture and the ATB Freeport which increased vessel operating expenses by $1.9 million and $2.0 million, respectively. Additionally, crew wages and benefits increased by $1.9 million. A new collective bargaining agreement with the American Maritime Officers union, which covers the officers of the Partnership's vessels, ratified during the third quarter of 2007 drove the increase in crew wages and benefits for the remaining fleet. These increases were offset by decreases in repairs and maintenance expenses of $1.0 million, excluding the Sea Venture and ATB Freeport.

General and administrative expenses increased by $2.0 million in the nine months ended September 30, 2007 compared to the same period in 2006, due primarily to an increase in personnel and professional fees. These planned year-over-year increases in personnel and the use of professional firms were incurred primarily to manage the growth of the Partnership, including the construction of the tankers and the ATBs. Additionally, interest expense increased by $13.4 million for the nine months ended September 30, 2007 compared to the same period in 2006 due to increased borrowings and higher interest rates. This increase in interest expense was partially offset by an increase in interest income of $5.4 million on the Partnership's restricted cash accounts. The restricted cash accounts consist of two escrow accounts which were established as part of the Partnership's 2006 debt and equity financings to fund the construction of three new ATBs and the Partnership's remaining committed equity contributions to the Joint Venture. Interest income will decrease as funds in these escrow accounts are used to fund the construction of the three new ATBs and the Partnership's equity contributions to the Joint Venture. The Partnership also recorded $0.7 million of gains on derivative financial instruments during the nine months ended September 30, 2007, compared to a gain of $1.9 million in the comparable 2006 period. Approximately $0.5 million of the gain in 2007 was earned by the Joint Venture.

EBITDA increased by $11.3 million to $49.1 million for the nine months ended September 30, 2007 from $37.8 million for the comparable period in 2006. The increase was primarily due to the increase in revenues of $19.9 million coupled with the contract settlement of $3.5 million, offset by increases in vessel operating expenses, voyage expenses and general and administrative expenses of $4.6 million, $6.4 million and $2.0 million, respectively. EBITDA for the 2007 period reflects a $0.7 million gain on derivative financial instruments (including a $0.5 million gain earned by the Joint Venture), compared to a $1.9 million gain on derivative financial instruments recorded in the 2006 period. EBITDA in the 2006 period was also impacted by a non-recurring $2.5 million loss on debt extinguishment. Additionally, EBITDA for the 2007 period reflects a $0.1 million reduction due to recording the minority interest in the (income) of the Joint Venture. The EBITDA for the comparable 2006 period reflects a $0.3 million increase due to recording the minority interest in the loss of the Joint Venture. EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Dividend Declaration

The Partnership also announced that the Board of Directors of its general partner declared a distribution of $0.45 per unit in respect of the third quarter, or $1.80 per unit annualized. The distribution will be payable on November 15, 2007 to unitholders of record on November 9, 2007.

Distributable Cash Flow

Distributable cash flow ("DCF") for the nine months ended September 30, 2007 was $33.8 million, or 1.35 times the amount needed to cover the cash distribution of $25.1 million declared in respect of the period. For the quarter ended September 30, 2007, DCF was $7.9 million, or .94 times the amount needed to cover the cash distribution of $8.4 million declared in respect of the period. The calculation of DCF includes two addbacks for financing costs incurred relative to the Partnership's construction projects. The distribution addback represents the distributions on units issued to finance the funding of the Partnership's commitment to the Joint Venture entered into by the Partnership in 2006. The additional interest adjustment is attributable to interest expense incurred on borrowings used to fund the construction of three ATBs. DCF is a non-GAAP financial measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Commentary

Paul Gridley, Chairman and CEO, stated, "Our financial and operational results for the third quarter were in line with expectations, even with the extended out of service period of the ITB Baltimore. This extended out of service period was due to the 61 days necessary to repair the damages sustained while in the shipyard after leaving drydock during Hurricane Dean. This out of service period affected our utilization for both the third and fourth quarters. However, we are pleased to report that the ITB Baltimore repairs were completed in the anticipated time frame and the vessel is now back in service."

Financial Position and Liquidity

At the present time, four of the Partnership's six Integrated Tug Barge ("ITB") units are operating under long-term charters that account for 100% of their usable capacity, and the remaining two ITBs are operating in the spot market. Three of the four charters expire by the end of 2007. These arrangements may not be renewed or, if renewed, may not be renewed at similar rates. The Partnership expects that its ITBs will derive a greater percentage of their revenue in the spot market, rather than from long-term charters, over the next several years.

Our ITB fleet is currently our largest source of revenue and EBITDA. However, the expiration of the Hess Support Agreement in September 2007, under which we were assured minimum charter rates for our ITB fleet, the fact that more of our ITBs are expected to operate in the spot market rather than under long-term charters, increased volatility in rates in the spot market due to an increasing supply of vessels, and higher operating expenses of our ITBs due to their age and the new union contracts will negatively impact the operating income and EBITDA provided by our ITBs over the next several years.

Our liquidity has been affected by the cost overruns on the ATB Freeport, and may be further affected if our cash flows from the ITBs are reduced. We continue to monitor our liquidity requirements and levels closely to ensure we have adequate liquidity to meet our ongoing working capital requirements, and we continue to examine our capital structure and other alternatives with the goal of increasing liquidity, including taking actions which could result in a reduction in the amount of the quarterly distribution paid on our subordinated units. Our inability to adequately address any liquidity issues that may arise in the future could impact our ability to pay the minimum quarterly distribution in full. It should be noted that the full minimum quarterly distribution on the common units of $0.45 will be paid prior to the payment of any distribution on the subordinated units.

Earnings Conference Call

We have scheduled a conference call for Wednesday, November 7, 2007 at 4:30 pm Eastern time, to review our third quarter results. Dial-in information for this call is 1-800-291-5365 (Domestic) and 1-617-614-3922 (International). The participant passcode is 50191938. The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic "coastwise" trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles. However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements. The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners. The calculation of distributable cash flow is detailed in the table below. Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP. EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC and include, among other things, future rates and demand in the spot market for vessels.

                      U.S. Shipping Partners L.P.
                 Consolidated Statements of Operations
         (in thousands, except for per unit data) (unaudited)

                                    For the Three         For the Nine
                                    Months Ended          Months Ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------

Voyage revenue                  $  45,559  $  38,503  $ 133,262  $ 113,341
                                ---------  ---------  ---------  ---------
Vessel operating expenses          16,762     16,501     49,087     44,461
% of voyage revenue                  36.8%      42.9%      36.8%      39.2%
Voyage expenses                    11,360      5,962     27,509     21,153
% of voyage revenue                  24.9%      15.5%      20.6%      18.7%
General and administrative
 expenses                           3,687      3,722     11,693      9,724
% of voyage revenue                   8.1%       9.7%       8.8%       8.6%
Depreciation and amortization       9,831      8,185     27,933     23,034
Other expense (income)                  -          -     (3,486)         -
                                ---------  ---------  ---------  ---------
  Total operating expenses, net    41,640     34,370    112,736     98,372
                                ---------  ---------  ---------  ---------
  Operating income                  3,919      4,133     20,526     14,969
  % of voyage revenue                 8.6%      10.7%      15.4%      13.2%
Interest expense                    8,848      5,650     22,420      9,061
Interest income                    (2,471)    (2,046)    (7,718)    (2,337)
Loss on debt extinguishment             -      2,451          -      2,451
Loss (gain) on derivative
 financial instruments                235     (1,913)      (669)    (1,913)
                                ---------  ---------  ---------  ---------
  (Loss) income before income
   taxes and minority interest     (2,693)        (9)     6,493      7,707
(Benefit) provision for income
 taxes                               (364)       653        258      1,208
                                ---------  ---------  ---------  ---------
  (Loss) income before minority
   interest                        (2,329)      (662)     6,235      6,499
Minority interest in Joint
 Venture loss (income)                351        301        (56)       301
                                ---------  ---------  ---------  ---------
  Net (loss) income             $  (1,978) $    (361) $   6,179  $   6,800
                                =========  =========  =========  =========

General partner's interest in
 net (loss) income              $     (40) $      (7) $     124  $     136
Limited partners' interest in:
  Net (loss) income             $  (1,938) $    (354) $   6,055  $   6,664
  Net (loss) income per unit -
   basic and diluted            $   (0.11) $   (0.02) $    0.33  $    0.45
  Weighted average units
   outstanding - basic             18,234     16,450     18,234     14,693
  Weighted average units
   outstanding - diluted           18,234     16,450     18,235     14,693

                    Supplemental Operating Statistics

                                      For the Three        For the Nine
                                       Months Ended        Months Ended
                                      September 30,       September 30,
                                    ------------------  ------------------
                                      2007      2006      2007      2006
                                    --------  --------  --------  --------
Total fleet
Vessel days                            1,012       920     2,822     2,570
Days worked                              897       844     2,686     2,417
Drydocking days                           61        69        67       121
Net utilization (1)                       89%       92%       95%       94%
Average time charter
 equivalent rate (2)                $ 38,126  $ 38,544  $ 39,372  $ 38,148

     (1) Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days
         (number of vessels x calendar days) for that period.
     (2) Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period. Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

                       U.S. Shipping Partners L.P.
      Reconciliation of Non-GAAP Financial Measures to GAAP Measures
                        (in thousands) (unaudited)

   Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

                                      For the Three       For the Nine
                                       Months Ended       Months Ended
                                      September 30,       September 30,
                                    ------------------  -------------------
                                      2007      2006      2007      2006
                                    --------  --------  --------- ---------
Net (loss) income                   $ (1,978) $   (361) $   6,179 $   6,800
Adjustments to reconcile net
 (loss) income to EBITDA:
Depreciation and amortization          9,831     8,185     27,933    23,034
Interest expense, net                  6,377     3,604     14,702     6,724
(Benefit) provision for income
 taxes                                  (364)      653        258     1,208
                                    --------  --------  --------- ---------
EBITDA                              $ 13,866  $ 12,081  $  49,072 $  37,766
                                    ========  ========  ========= =========

                        Distributable Cash Flow (1)

                                                 For the        For the
                                              Three Months    Nine Months
                                                  Ended          Ended
                                              September 30,  September 30,
                                                  2007           2007
                                              -------------  --------------
        Net (loss) income                     $      (1,978) $        6,179
        Adjustments to reconcile net (loss)
         income to distributable cash flow:
   Add: Depreciation and amortization (2)            10,264          29,189
        Distribution addback (3)                      2,035           6,107
        Additional interest adjustment (3)            3,266          11,259
        (Benefit) provision for income taxes           (364)            258
  Less: Partnership interest in Joint Venture
         (loss) income (4)                             (234)             37
        Estimated maintenance capital
         expenditures (5)                             5,225          15,675
        Payments to Hess under support
         agreement                                      339           3,298
        Gain on derivative financial
         instruments                                      -             173
        Income taxes paid                                 -               9
                                              -------------  --------------
        Distributable cash flow               $       7,893  $       33,800
                                              =============  ==============

        Cash distribution in respect of the
         period                               $       8,372  $       25,116
        Distribution coverage                          0.94            1.35

        (1) Distributable Cash Flow provides additional information for evaluating our ability to pay the minimum quarterly
            distributions on the outstanding common and subordinated units and the 2% general partner interest.
        (2) Includes amortization of deferred financing costs, which is included in interest expense in the Consolidated Statements of
            Operations.
        (3) Our partnership agreement allows us to addback interest paid on debt incurred and distributions paid on equity issued to
            finance the construction of a capital improvement or
            replacement asset and paid during the period beginning on the date the Partnership enters into a binding obligation to
            commence construction of such capital improvement and ending on the date the capital improvement is placed in service,
            abandoned, or sold.
        (4) The income and expenses incurred by the Joint Venture are excluded from the Partnership’s distributable cash flow.
        (5) Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures
            necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent. This estimate is $20.9 million for 2007.

Contact:
Albert Bergeron
Chief Financial Officer
866-467-2400
abergeron@usslp.com